Exhibit 99.1

Investors Contacts

NetManage, Inc.	The Blueshirt Group:
Jeanne Buffa	Alex Wellins
Email: Jeanne.buffa@netmanage.com	alex@blueshirtgroup.com
Tel : (408) 342-7655	Brinlea Johnson
brinlea@blueshirtgroup.com
415-217-7722

FOR IMMEDIATE RELEASE

ROCKET SOFTWARE INC. TO ACQUIRE NETMANAGE, INC.

Cupertino, CA—(December 11, 2007)— Rocket Software, Inc. (www.rs.com), a privately held corporation (“Rocket”), and NetManage, Inc. (Nasdaq: NETM) (“NetManage”), jointly today announced that their respective boards of directors have approved, and both companies have signed, a definitive agreement for Rocket to acquire NetManage in a merger transaction. Pursuant to the terms of the Merger Agreement, Rocket will acquire each outstanding share of common stock of NetManage for $7.20 per share, representing a 95% premium over the closing share price of NetManage’s common stock on December 11, 2007 of $3.69. NetManage currently has approximately 9.6 million shares of common stock outstanding for an aggregate transaction value of approximately $69 million. The acquisition is expected to be completed in February, 2008.

NetManage, headquartered in Cupertino, California, distributes software that transforms legacy applications into new Web-based business solutions, including, solutions for integrating, Web enabling and accessing enterprise information systems. NetManage allows customers to maximize investments in existing systems and leverage them with a service-oriented architecture. By extending existing data and business logic, NetManage delivers new efficiencies and higher returns for its customers. More than 10,000 customers worldwide, including the majority of the Fortune 500, have chosen NetManage for mission critical application integration.

Andrew Youniss, Chief Executive Officer of Rocket, commented, “NetManage, with its leading number of customers and impressive product portfolio, was particularly attractive to us from an acquisition standpoint. We continue to acquire market-leading products as part of our growth strategy and NetManage fits perfectly into our comprehensive set of solutions.”

Zvi Alon, Chairman and Chief Executive Officer of NetManage, added, “We feel confident this is the right strategy for our shareholders, customers and employees and that Rocket will continue to build on our legacy. NetManage’s specialized solutions for integrating, Web enabling, and accessing enterprise information systems will strengthen and advance Rocket’s set of offerings.”

The proposed transaction is subject to the completion of due diligence by Rocket, which condition must be satisfied or waived by January 10, 2008 and Rocket’s ability to obtain a satisfactory commitment from its primary lender to finance part of the purchase price, which condition must be satisfied or waived by Rocket on or prior to January 18, 2008. Rocket has the right to terminate the Merger Agreement if either of these conditions is not satisfied by such dates. In addition, the proposed transaction is subject to approval of NetManage’s stockholders, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions to closing. Either party will also have a right to terminate the Merger Agreement if the transaction is not closed on or prior to February 28, 2008.

The following important factors may affect Rocket’s and NetManage’s actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of Rocket and/or NetManage. Such factors include, but are not limited to, changing market conditions, the impact of competitive products and pricing, the timely development, and market acceptance of Rocket’s and NetManage’s products, the timely implementation of certain cost saving measures and other risks detailed herein and from time to time in NetManage’s Securities and Exchange Commission filings. The proposed transaction is subject to a number of significant contingencies, including completion of due diligence by Rocket and Rocket’s ability to successfully obtain financing for the transaction. There can be no assurance that Rocket will not decide, based upon its due diligence investigation or upon advice from its lender, to terminate the Merger Agreement on or prior to the date these conditions must be waived or satisfied. NetManage will file the Merger Agreement with the Securities and Exchange Commission on Form 8-K and investors are advised to review the Merger Agreement in its entirety.

Rocket Software, Inc. headquartered in Newton, MA, is a global software development firm that builds and services Enterprise Infrastructure products for the world’s leading OEMs, networks and software companies. The company’s current lines of business complement and extend strategic OEM offerings in the areas of business intelligence, enterprise and mobile security, relational databases, mobile and wireless computing, and operational support systems (OSS). Rocket’s current OEM relationships and technology partners include IBM, EMC, HP, RSA Security, Nortel, and Motorola. For more information, visit www.rocketsoftware.com]